Exhibit 99.1
Press Release

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER
FISCAL YEAR 2023 OPERATING RESULTS
ISSAQUAH, Wash., December 8, 2022 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the first quarter (twelve weeks) of fiscal 2023, ended November 20, 2022.
Net sales for the first quarter increased 8.1 percent, to $53.44 billion, from $49.42 billion last year.
Comparable sales for the first quarter fiscal 2023 were as follows:

	12 Weeks	12 Weeks
		Adjusted*
U.S.	9.3%	6.5%
Canada	2.4%	8.3%
Other International	(3.1)%	9.1%
Total Company	6.6%	7.1%
E-commerce	(3.7)%	(2.0)%
*Excluding the impacts from changes in gasoline prices and foreign exchange.
Net income for the quarter was $1,364 million, 3.07 per diluted share, compared to $1,324 million, $2.98 per diluted share, last year. This year's results included a charge of $93 million pre-tax, $0.15 per diluted share, primarily related to downsizing our charter shipping activities, and a tax benefit of $53 million, $0.12 per diluted share, related to stock-based compensation. Last year's results included a write-off of certain information technology assets of $118 million pre-tax, $0.20 per diluted share, and a tax benefit of $91 million, $0.21 per diluted share, related to stock-based compensation.
Costco currently operates 847 warehouses, including 583 in the United States and Puerto Rico, 107 in Canada, 40 in Mexico, 31 in Japan, 29 in the United Kingdom, 18 in Korea, 14 in Taiwan, 14 in Australia, four in Spain, two each in France and China, and one each in Iceland, New Zealand and Sweden. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.
A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, December 8, 2022, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Press Release

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs and the Ukraine conflict), the ability to maintain effective internal control over financial reporting, regulatory and other impacts related to climate change, COVID-19 related factors and challenges, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:    Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254

COST-Earn

Press Release

COSTCO WHOLESALE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (dollars in millions, except per share data) (unaudited)

	12 Weeks Ended
	November 20, 2022	November 21, 2021
REVENUE
Net sales	$53,437	$49,417
Membership fees	1,000	946
Total revenue	54,437	50,363
OPERATING EXPENSES
Merchandise costs	47,769	43,952
Selling, general and administrative	4,917	4,718
Operating income	1,751	1,693
OTHER INCOME (EXPENSE)
Interest expense	(34)	(39)
Interest income and other, net	53	42
INCOME BEFORE INCOME TAXES	1,770	1,696
Provision for income taxes	406	351
Net income including noncontrolling interests	1,364	1,345
Net income attributable to noncontrolling interests	—	(21)
NET INCOME ATTRIBUTABLE TO COSTCO	$1,364	$1,324
NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$3.07	$2.99
Diluted	$3.07	$2.98
Shares used in calculation (000s):
Basic	443,837	443,377
Diluted	444,531	444,604

Press Release

COSTCO WHOLESALE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
 (amounts in millions, except par value and share data) (unaudited)
Subject to Reclassification

	November 20, 2022	August 28, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,856	$10,203
Short-term investments	817	846
Receivables, net	2,312	2,241
Merchandise inventories	18,571	17,907
Other current assets	1,594	1,499
Total current assets	34,150	32,696
OTHER ASSETS
Property and equipment, net	25,144	24,646
Operating lease right-of-use assets	2,787	2,774
Other long-term assets	3,946	4,050
TOTAL ASSETS	$66,027	$64,166
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$18,348	$17,848
Accrued salaries and benefits	4,317	4,381
Accrued member rewards	1,959	1,911
Deferred membership fees	2,322	2,174
Current portion of long-term debt	71	73
Other current liabilities	6,050	5,611
Total current liabilities	33,067	31,998
OTHER LIABILITIES
Long-term debt, excluding current portion	6,472	6,484
Long-term operating lease liabilities	2,503	2,482
Other long-term liabilities	2,509	2,555
TOTAL LIABILITIES	44,551	43,519
COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $0.005 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.005 par value; 900,000,000 shares authorized; 443,841,000 and 442,664,000 shares issued and outstanding	2	2
Additional paid-in capital	6,982	6,884
Accumulated other comprehensive loss	(1,925)	(1,829)
Retained earnings	16,412	15,585
Total Costco stockholders’ equity	21,471	20,642
Noncontrolling interests	5	5
TOTAL EQUITY	21,476	20,647
TOTAL LIABILITIES AND EQUITY	$66,027	$64,166